AMENDMENT NO. 3

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 3, dated as of April 30, 2013, is among Document Security Systems, Inc., a New York corporation (“Parent”), DSSIP, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Lexington Technology Group, Inc., a Delaware corporation (the “Company”), and Hudson Bay Master Fund Ltd. (“Company Representative”) as representatives of the stockholders of the Company.

1. Reference to Merger Agreement; Definitions. Reference is made to the Agreement and Plan of Merger dated as of October 1, 2012, as amended, by and among Parent, Merger Sub, the Company and the Company Representative (the “Merger Agreement”). Terms defined in the Merger Agreement and not otherwise defined herein are used herein with the meanings so defined.

2. Amendment to Section 7.1(b) of the Merger Agreement. Section 7.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(b) by either Parent or the Company if the Merger shall not have been consummated on or before the later of (i) May 21, 2013 or (ii) if the Registration Statement containing the Proxy Statement has been declared effective by the SEC prior to May 21, 2013, the first Business Day following the date of the Parent Special Meeting (including any adjournments or postponements thereof); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;”

3. Miscellaneous.

Except as otherwise set forth herein, the Merger Agreement shall remain in full force and effect without change or modification. This Amendment No. 3 may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to the Agreement and Plan of Merger as of the day and year first above written.

Document Security Systems, Inc.

By:	/s/ Robert Bzdick
Name:	Robert Bzdick
Title:	Chief Executive Officer

DSSIP, Inc.

By:	/s/ Robert Bzdick
Name:	Robert Bzdick
Title:	President

Lexington Technology Group, Inc.

By:	/s/ Jeffrey Ronaldi
Name:	Jeffrey Ronaldi
Title:	Chief Executive Officer

COMPANY REPRESENTATIVE

Hudson Bay Master Fund, Ltd.

By:	/s/ Yoav Roth
Name:	Yoav Roth
Title:	Authorized Signatory